FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Fifth Amended and Restated Employment Agreement (this “Agreement”) is made by and between Oasis Petroleum Inc., a Delaware corporation (the “Company”), and Taylor L. Reid (“Employee”), effective as of March 20, 2018 (the “Effective Date”).
WHEREAS, the Company currently employs Employee as one of its executive officers;
WHEREAS, the Company and Employee previously entered into that certain Employment Agreement (the “2010 Agreement”) effective as of June 18, 2010;
WHEREAS, the Company and Employee amended the 2010 Agreement in certain respects and entered into an Amended and Restated Employment Agreement on March 1, 2012 (the “2012 Agreement”) which amended and replaced the 2010 Agreement in its entirety and, among other things, removed the provision providing for automatic renewal of the agreement;
WHEREAS, in connection with Employee’s promotion to President and Chief Executive Officer, the Company and Employee amended the 2012 Agreement in certain respects and entered into a Second Amended and Restated Employment Agreement on January 1, 2014 (the “2014 Agreement”) which amended and replaced the 2012 Agreement in its entirety;
WHEREAS, the Company and Employee amended the 2014 Agreement in certain respects and entered into a Third Amended and Restated Employment Agreement on March 1, 2015 (the “2015 Agreement”) which amended and replaced the 2014 Agreement in its entirety;
WHEREAS, the Company and Employee amended the 2015 Agreement in certain respects and entered into a Fourth Amended and Restated Employment Agreement on March 20, 2015 (the “Fourth A&R Agreement”) which amended and replaced the 2015 Agreement in its entirety and removed the single-trigger equity award vesting provisions;
WHEREAS, in connection with the expiration of the Fourth A&R Agreement, the Company and Employee desire to amend the Fourth A&R Agreement in certain respects and accordingly enter into this Agreement to amend and replace the Fourth A&R Agreement in its entirety, effective as of the Effective Date;
WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company and to commit himself to serve the Company on the terms herein provided.
NOW, THERFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company shall continue to employ Employee, and Employee accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement. Unless earlier terminated pursuant to Section 4 below, the initial term of this Agreement shall begin on the Effective Date and end on the third anniversary of the Effective Date (the “Initial

Term”). The Company and Employee may agree to an extension of this term pursuant to Section 9(a) if the Company gives notice at least 30 days prior to the end of the Initial Term or any applicable extended term to Employee of the Company’s desire to so extend the term and Employee agrees to such extension prior to the end of the applicable term (each such extended period shall be an “Extension Term,” and each Extension Term, if any, together with the Initial Term, shall be the “Term,” in both cases subject to earlier termination pursuant to Section 4 below). In the event that the Initial Term (or an Extension Term, if applicable) is not renewed and Employee’s employment has not earlier terminated pursuant to Section 4 below, then Employee’s employment shall end on the last day of the Term. A termination of Employee’s employment and the Term that occurs by reason of the Company declining to give notice extending the Term shall be considered a termination without Cause for purposes of Section 4.
2.    Position and Duties; Exclusive Compensation and Services.
(a)    During the Term, Employee shall hold the title of Director, President and Chief Operating Officer, and will also serve as a member of the Board, subject to any required approval of the Company’s stockholders. The Company and Employee agree that the Employee shall have duties and responsibilities consistent with the position set forth above in a company the size and of the nature of the Company, and such other duties and authority that are assigned to Employee from time to time by the Company’s Board of Directors (the “Board”) or such other officer of the Company as shall be designated by the Board. Employee shall report to the Board or to such other officer of the Company as shall be designated by the Board. All services that Employee may render to the Company or any of its Affiliates in any capacity during the Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.
(b)    During the Term, Employee agrees to devote his full business time and attention to the business and affairs of the Company, unless Employee notifies the Board in advance of Employee’s intent to engage in other paid work and receives the Board’s express written consent to do so. Notwithstanding the foregoing, so long as such activities do not conflict with the Company’s interests, interfere with Employee’s duties and responsibilities or violate Employee’s obligations hereunder, Employee will not be prohibited from (i) managing his personal, financial, and legal affairs; (ii) engaging in professional, charitable or community activities or organizations or (iii) serving on the boards of directors, or advisory boards of directors, of for-profit corporations, so long as Employee secures the Board’s approval.
(c)    During the Term, Employee agrees to comply with and, where applicable, enforce the policies of the Company, including without limitation such policies with respect to legal compliance, conflicts of interest, confidentiality, professional conduct and business ethics as are from time to time in effect. Employee shall cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to the Company’s or an Affiliate’s business or the Employee’s conduct related to the Company or an Affiliate.

3.    Compensation.
(a)    Base Salary. During the Term, Employee’s base salary shall be at the annualized rate of $600,000, which salary may be increased (but not decreased without the Employee’s written consent) by the Board (or a designated committee thereof) in its discretion (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices.
(b)    Annual Bonus. During the Term, Employee shall be eligible to receive an annual performance bonus payment (a “Performance Bonus”) for each calendar year pursuant to an annual cash performance bonus program (the “Bonus Plan”). Pursuant to the terms of the Bonus Plan, each annual Performance Bonus shall be payable based on the achievement of reasonable performance targets established in accordance herewith, and for each calendar year Employee’s target Performance Bonus shall be equal to 100% or such greater percentage as is determined by the Board (or a designated committee thereof), (the “Target Performance Bonus Percentage”) of Employee’s annual Base Salary in effect on the last day of the applicable calendar year; provided, that the Target Performance Bonus Percentage for a given year may be increased (but not decreased without the Employee’s written consent) by the Board (or a designated committee thereof) in its discretion. For each calendar year, the Board (or a designated committee thereof) will determine and establish in writing (i) the applicable performance targets, (ii) the percentage of annualized Base Salary payable to Employee if some lesser or greater percentage of the target annual performance is achieved, and (iii) such other applicable terms and conditions of the Bonus Plan necessary to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in Section 5, any Performance Bonus that Employee becomes entitled to receive (as a result of the applicable performance targets ultimately being achieved) will be deemed earned on the last day of the calendar year to which such bonus relates and will be paid to Employee as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates. For purposes of clarity, the reference in the preceding sentence to a Performance Bonus being deemed “earned” on the last day of the calendar year applies to a calendar year for which Employee is employed through the last day of the calendar year, except as otherwise provided in Section 5.
(c)    Employee Benefits. Employee will be entitled during the Term to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, financial and tax planning assistance, medical, dental, life insurance, 401(k) and other employee benefits and perquisites, such as club membership dues) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The Company shall not, however, by reason of this Section 3(c), be obligated to refrain from changing, amending, or discontinuing any such benefit plan or program, on a prospective basis, so long as any such changes are similarly applicable to similarly situated employees of the Company.
(d)    Business Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties during the Term to the extent consistent with the Company’s written policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses (“Business Expenses”). Notwithstanding any provision in this Agreement to the contrary, the amount of Business Expenses for which Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of Business Expenses for which Employee is eligible to receive reimbursement during any other calendar year within the Term. Reimbursement of Business Expenses under this Section 3(d) shall generally be made within two weeks of Employee’s submission of expense reports pursuant to Company policy, but in no event later than March 15 of the calendar year following the calendar year in which the expense was incurred. Employee is not permitted to receive a payment or other benefit in lieu of reimbursement under this Section 3(d).
(e)    Long Term Incentive Compensation. Employee may, as determined by the Board (or a designated committee thereof) in its sole discretion, periodically receive grants of stock options or other equity or non-equity related awards pursuant to the Company’s long-term incentive plan(s), subject to the terms and conditions thereof. Any grants previously awarded to Employee pursuant to the Company’s long-term incentive plan(s) that are outstanding on the Effective Date hereof shall continue to be governed by the terms and conditions of such plan(s).
4.    Termination of Employment. Unless otherwise agreed to in writing by the Company and Employee, Employee’s employment hereunder may be terminated under the following circumstances:
(a)    Death. Employee’s employment hereunder shall terminate upon his death.
(b)    Inability to Perform. Employee’s employment may be terminated by the Company if Employee has incurred a Disability. For purposes of this Agreement, “Disability” means Employee’s inability to perform the essential functions of Employee’s position with or without reasonable accommodation, if required by law, due to physical or mental impairment. The existence of any such Disability shall be certified by a physician acceptable to both the Company and Employee. If the parties are not able to agree on the choice of a physician, each party shall select a physician who, in turn, shall select a third physician to render such certification. In no event will Employee’s employment be terminated as a result of Disability pursuant to this Section 4(b) until at least 180 consecutive days of paid leave have elapsed and the Company has provided Employee with at least thirty days’ advance written notice of termination. During the 180 days of paid leave, the Company may offset the payment of Employee’s Base Salary then in effect by the amount of any short-term or long-term disability benefits Employee receives pursuant to Section 3(c) above.
(c)    Termination by the Company. The Company may terminate Employee’s employment with or without Cause. For purposes of this Agreement, the term “Cause” means Employee (i) has been convicted of a misdemeanor involving moral turpitude or a felony, (ii) has engaged in grossly negligent or willful misconduct in the performance of his duties for the Company, which actions have had a material detrimental effect on the Company, (iii) has breached any material provision of this Agreement or breached any material written Code of Conduct or other similar policy of the Company, in any material respect, (iv) has engaged in conduct which is materially injurious to the Company (including, without limitation, misuse or misappropriation of the

Company’s funds or other property), or (v) has committed an act of fraud, provided, however, that the Company must give Employee written notice of the acts or omissions constituting Cause within 60 days after an officer of the Company (other than Employee) first learns of the occurrence of such event, and no termination shall be for Cause under clauses (ii), (iii), (iv), or (v) contained in this Section 4(c) unless and until Employee fails to cure such acts or omissions within 30 days following receipt of such written notice.
(d)    Termination by Employee. Employee may, upon giving the Company no less than 30 days’ advance written notice, terminate Employee’s employment without Good Reason or for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, without the express written consent of Employee, the occurrence of one of the following arising on or after the Effective Date: (i) a material reduction in Employee’s annual Base Salary or Target Performance Bonus Percentage, (ii) the failure by the Company to continue to provide Employee with the opportunity to participate in any material equity incentive compensation plan in which the Employee was participating as of the Effective Date (or any comparable successor plan), (iii) a material diminution in Employee’s authority, status, title, position, duties or responsibilities (including the removal of or failure to reappoint or reelect Employee to any positions specified in Section 2(a) of this Agreement (including membership on the Board), except in connection with the termination of Employee for Cause, due to Employee’s death or Disability, or by Employee voluntarily without Good Reason), (iv) the assignment to Employee of any duties or responsibilities that are materially inconsistent with such status, title, position or responsibilities, (v) a permanent relocation in the geographic location at which Employee must perform services to a location more than 50 miles from the location at which Employee normally performed services immediately before the relocation; (vi) a requirement that Employee report to an officer other than the Chairman and Chief Executive Officer, or a material diminution in the authority, status, title, position, duties or responsibilities of the person to whom Employee reports; or (viii) any other action or inaction that constitutes a material breach by the Company of this Agreement. Neither a transfer of employment among the Company and any of its Affiliates nor the Company or an Affiliate entering into a co-employer relationship with a personnel services organization constitutes Good Reason. In the case of Employee’s allegation of Good Reason, (A) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within 60 days after the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. If not remedied within that 30-day period, Employee may submit a Notice of Termination pursuant to Section 5(e), provided that the Notice of Termination must be given no later than 30 days after the expiration of such 30 day period; otherwise, Employee is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Employee’s right to claim Good Reason with respect to future similar events.
(e)    Investigation; Suspension. The Company may suspend Employee with pay pending an investigation authorized by the Company or a governmental authority or a determination by the Company whether Employee has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of this Agreement or Employee’s employment.

5.    Compensation Upon Termination.
(a)    For Cause or Without Good Reason. In the event Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, the Company shall pay to Employee (i) any unpaid portion of the Base Salary through the Date of Termination at the rate then in effect, (ii) any unpaid Performance Bonus earned in the calendar year prior to the Date of Termination, (iii) unreimbursed Business Expenses through the Date of Termination, and (iv) such employee benefits, if any, as to which Employee may be entitled pursuant to the terms governing such benefits. The amounts, if any, set forth in (i), (ii), (iii), and (iv) shall be collectively referred to herein as the “Accrued Payments”. The Accrued Payments shall be paid at the time and in the manner required by applicable law but in no event later than 30 business days after the Date of Termination, with the exception of (ii), which shall be paid at the time provided in and in accordance with Section 3(b), and (iv), which shall be paid or provided at the time and otherwise in accordance with the terms of the applicable benefit plans in effect from time to time.
(b)    Without Cause or For Good Reason. In addition to the Accrued Payments, in the event Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, such termination constitutes a “separation from service” (as defined in Section 5(i)), and such termination is not covered by Section 6(a), the Company shall pay to Employee an amount equal to the Performance Bonus that Employee would have been entitled to receive pursuant to Section 3(b) hereof for the calendar year of termination, multiplied by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in the calendar year of Employee’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates. In addition, the Company shall provide Employee with the following (the “Severance Package”), contingent upon Employee satisfying the Severance Conditions, as defined below:
(i)    Payment of an amount (the “Separation Payment”), payable at the time and in the manner provided below in this Section 5(b), equal to the sum of:
(A)    the aggregate amount of Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee, that would have been paid to Employee if he had continued performing services pursuant to this Agreement for the remainder of the then-current Term (or, if greater, the equivalent of twenty-four (24) months of Employee’s Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee), plus
(B)    the aggregate of the product of (1) and (2) below calculated for each full and partial calendar year remaining in the then current Term, or, if greater, two times the product of (1) the Employee’s annual Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee, and (2) the Target Performance Bonus Percentage specified in Section 3(b) hereof (or, if greater, the Target Performance Bonus Percentage in effect before any reduction not consented to by Employee); plus

(C)    a lump sum amount equal to 18 months’ worth of the monthly premium payment to continue Employee’s existing group health care coverage calculated under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as of the Date of Termination, whether or not Employee actually elects such continuation coverage; plus
(ii)    Immediate vesting of all unvested equity awards under the Company’s 2010 Long Term Incentive Plan or other plans of the Company as of the Date of Termination, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the Date of Termination (except to the extent the terms of any such equity awards explicitly provide that accelerated vesting upon a without Cause or Good Reason termination is not intended).
To receive the Severance Package, Employee must execute and return to the Company on or prior to the 50th day following the Date of Termination a waiver and release of claims agreement in the Company’s customary form, which shall exclude claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company and which may be amended by the Company to reflect changes in applicable laws and regulations (the “Release”), and where applicable, not revoke such Release in the time provided for therein (the “Severance Conditions”).
The Separation Payment shall be paid as follows:
(A)    If the Separation Payment is greater than the Section 409A Exempt Amount (defined below), then —
(1)    the Section 409A Exempt Amount shall be paid in substantially equal monthly installments over a period of twelve (12) months beginning on the first payroll date which occurs on or after the 60th day following the Date of Termination, and
(2)    the excess of the Separation Payment over the Section 409A Exempt Amount shall be paid in a single lump sum no later than 60 days after the Date of Termination.
For purposes of this Agreement, the “Section 409A Exempt Amount” is two times the lesser of (x) Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which Employee has a “separation from service” (as defined in Section 5(i)) with the Company (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not separated from service) or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee has a separation from service.
(B)    If the Separation Payment is equal to or less than the Section 409A Exempt Amount, then the Separation Payment shall be paid in equal monthly installments over a period of months (limited to 24 such months) determined by dividing (x) the Separation Payment by (y) the Employee’s Monthly Base Salary

as of the Date of Termination, commencing in payment on the first business day of the third month following the Date of Termination, provided that the Date of Termination constitutes a “separation from service” (as defined in Section 5(i)).
(c)    Death or Disability. In the event Employee’s employment terminates by reason of his death or Disability, Employee (or his estate) shall be entitled to receive:
(i)    the Accrued Payments;
(ii)    a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Pro-Rata Bonus relates; and
(iii)    provided Employee satisfies the Severance Conditions (in the case of a termination by reason of Disability only), an amount, payable in a lump sum within 60 days of the Date of Termination, equal to the sum of (A) an amount equivalent to twelve (12) months of Employee’s Base Salary as of the Date of Termination, or, if greater, before any reduction not consented to by Employee; and (B) an amount equal to 18 months’ worth of the monthly premium payment to continue Employee’s existing group health care coverage calculated under the applicable provisions of COBRA as of the Date of Termination, whether or not Employee actually elects such continuation coverage.
(d)    Exclusive Compensation and Benefits. The compensation and benefits described in this Section 5 or in Section 6 as applicable, along with the associated terms for payment, constitute all of the Company’s obligations to Employee with respect to the termination of Employee’s employment. Nothing in this Agreement, however, is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Employee may have under the applicable provisions of any benefit plan of the Company in which Employee is participating on the Date of Termination, any rights Employee may have to continue or convert coverage under certain employee benefit plans in accordance with the terms of those plans and applicable law, or any rights Employee may have under long-term incentive or equity compensation plan.
(e)    Notice of Termination. Any termination of Employee’s employment occurring in accordance with the terms of this Section 5 (other than by reason of Employee’s death) shall be communicated to the other party by written notice that (i) indicates the specific termination provisions of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination (a “Notice of Termination”), and that is delivered to the other party in accordance with Section 9(i) of this Agreement.
(f)    Date of Termination. For purposes of this Agreement, “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however that if Employee’s employment is terminated by reason of his death, the Date of Termination shall be the date of death of Employee.

(g)    Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee from all positions he then holds as an employee, officer, director, manager or other service provider of the Company and each Affiliate of the Company.
(h)    Offset. Employee agrees that the Company may set off against, and Employee authorizes the Company to deduct from, the Separation Payments due under Section 5(b)(A), then (B), then (C), to Employee, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate by Employee, whether arising under this Agreement or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.
(i)    Application of Section 409A. This Agreement is intended to comply with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Employee has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that Employee is a “specified employee” within the meaning of Section 409A as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this Section 5(i), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Employee’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.
6.    Change in Control.
(a)    If a Change in Control (as defined in the Company’s 2010 Long Term Incentive Plan) occurs during the Term and (x) Employee is terminated by the Company for any reason other than for Cause on or within two years following such Change in Control or (y) Employee terminates employment for Good Reason on or within two years following such Change in Control, and any such termination constitutes a separation from service (as defined in Section 5(i)), then, the Company shall, in addition to providing Employee with the Accrued Payments, pay Employee within 60 days following the Date of Termination:

(i)    A lump sum payment equal to the sum of (A) 2.99 times Employee’s annual rate of Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee; plus (B) 2.99 times the greater of either (1) an amount equal to the Target Performance Bonus Percentage as of the Date of Termination or, if greater, before any reduction not consented to by Employee, multiplied by the annual Base Salary rate described in clause (A), or (2) an amount equal to the average Performance Bonus paid (or payable) to Employee for the two calendar years preceding the Change in Control or, if Employee was employed for less than two full calendar years, for the calendar year preceding the Change in Control; plus
(ii)    A lump sum payment equal to (A) the product of the Target Performance Bonus Percentage as of the Date of Termination or, if greater, before any reduction not consented to by Employee, and the Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee, multiplied by (B) a fraction, the numerator of which is the number of days during which Employee was employed by the Company in the calendar year of Employee’s termination, and the denominator of which is 365;
(iii)    A lump sum amount equal to 18 months’ worth of the monthly premium payment to continue Employee’s existing group health care coverage calculated under the applicable provisions of COBRA as of the Date of Termination, whether or not Employee actually elects such continuation coverage; plus
(iv)    All unvested equity awards under the Company’s 2010 Long Term Incentive Plan or other plans of the Company as of such date shall become immediately vested, such that all remaining unvested equity awards shall be fully vested on the Date of Termination;
provided, that, nothing in this Section 6 shall relieve the Company or any successor-in-interest thereof of its obligation to continue, following any Change in Control, to provide Employee with the compensation due pursuant to Section 3 of this Agreement or to otherwise comply with its obligations hereunder in the event Employee’s service continues pursuant to this Agreement following the occurrence of such Change in Control.
(b)    Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and its affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Company prior to the Change in Control (the “Accounting Firm”). All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6(b) shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code, if any.
7.    Protection of Information.
(a)    Disclosure to and Property of the Company. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, provided to or acquired by Employee, individually or in conjunction with others, during the term of his employment (whether during business hours or otherwise and whether on the Company’s or its Affiliates’ premises or otherwise) that relate to the Company’s or any of its Affiliates’ business, products or services and all writings or materials of any type embodying any such matters (collectively, “Confidential Information”) shall be disclosed to the Company, and are and shall be the sole and exclusive property of the Company. Confidential Information does not, however, include any information that is available to the public other than as a result of any unauthorized act of Employee.
(b)    No Unauthorized Use or Disclosure. Employee agrees that Employee will preserve and protect the confidentiality of all Confidential Information and work product of the Company and its Affiliates, and will not, at any time during or after the termination of Employee’s employment with the Company, make any unauthorized disclosure of, and shall not remove from the Company premises, and will use reasonable efforts to prevent the removal from the Company premises of, Confidential Information or work product of the Company or its Affiliates, or make any use thereof, in each case, except in the carrying out of Employee’s responsibilities hereunder. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Employee is making such disclosure, Employee shall provide the Company with prompt notice of such requirement, and shall use commercially reasonable efforts to give such notice prior to making any disclosure so that the Company may seek an appropriate protective order. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict Employee from exercising his legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).
(c)    Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 7 by Employee, and the Company or its Affiliates shall be entitled to enforce the provisions of this Section 7 by obtaining an order for specific performance and/or injunctive relief as remedies for any such breach or threatened breach, including but not limited to an order terminating payments owing to Employee under this Agreement. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 7, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and remedies available to the Company pursuant to other agreements with Employee.
(d)    No Prohibition. Nothing in this Section 7 shall be construed as prohibiting Employee, following the termination of the Prohibited Period (as defined below), from being employed by any Competing Business (as defined below) or engaging in any Prohibited Activity (as defined below); provided, that during such employment or engagement Employee complies with his obligations under this Section 7.
8.    Non-Competition and Non-Solicitation.
(a)    Definitions. As used in this Agreement, the following terms shall have the following meanings:
(i)    “Affiliate” shall mean an individual or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified individual or entity.
(ii)    “Competing Business” means any business, individual, partnership, firm, corporation or other entity engaged in oil and gas exploration and production.
(iii)    “Prohibited Activity” means any service or activity on behalf of a Competing Business that involves the planning, management, supervision, or providing of services that are substantially similar to those services Employee provided to the Company within the last 12 months of Employee’s employment with the Company.
(iv)    “Prohibited Period” means the Term, subject to earlier termination pursuant to Section 4 above, and the 12 month period following the termination of Employee’s employment with the Company.
(v)    “Restricted Area” means any area within a six (6) mile radius of the boundary of any leasehold or other property of the Company or its Affiliates, existing either during the Term or as of the Employee’s Date of Termination. The parties stipulate that the forgoing is a reasonable area restriction because the area identified is the market area with respect to which Employee will help the Company provide its products and services, help analyze, and/or receive access to Confidential Information.

(b)    Protective Covenants and Restrictions. Acknowledging delivery of Confidential Information and that such Confidential Information is vital to Employee’s continued performance of services to the Company and acknowledging that the Company is delivering and will deliver the Confidential Information partly in reliance on the protective covenants and restrictions set forth herein and acknowledging Employee’s role in developing the goodwill of the Company, Employee agrees that the following protective covenants are reasonable and necessary for the protection of the Company’s legitimate business interests, do not create any undue hardship on Employee, and are not contrary to the public interest:
(i)    Non-compete. Employee expressly covenants and agrees that, during the Prohibited Period, he will not directly or indirectly engage in any Prohibited Activity in the Restricted Area. Notwithstanding the foregoing, in the event Employee resigns his employment or is terminated, for any reason, on or after a Change in Control, Employee shall have no obligations to comply with this Section 8(b)(i).
(ii)    Non-solicitation. Employee further expressly covenants and agrees that during the Prohibited Period, he will not directly or indirectly (A) solicit any individual who, on the Date of Termination, is an employee of the Company, to leave such employment, provided that Employee will not be deemed to have violated this provision if employees of the Company directly contact Employee without any prior solicitation by Employee regarding employment or respond to general advertisements for employment not directed at the employee of the Company, or (B) solicit any client or customer of the Company, with whom Employee has had direct contact with, or about whom Employee has Confidential Information, to terminate or modify its relationship with the Company that exists on the Date of Termination or that existed any time during the 12 months prior to the Date of Termination. Notwithstanding the foregoing, in the event Employee resigns his employment or is terminated, for any reason, on or after a Change in Control, Employee shall have no obligations to comply with this Section 8(b)(ii).
(c)    Permitted Ownership. Notwithstanding any of the foregoing, Employee shall not be prohibited from owning 2.5% or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market, provided that neither Employee nor any of his Affiliates, together or alone, has the power, directly or indirectly, to control or direct or is involved in the management or affairs of any such corporation that is a Competing Business.
(d)    Reasonableness. Employee and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 8 are the result of arm’s-length bargaining, are fair and reasonable, and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (i) the nature and geographic scope of the Company’s operations; (ii) Employee’s level of control over and contact with the Company’s business in the Restricted Area; (iii) the fact that the Company’s business is conducted throughout the Restricted Area; and (iv) the consideration that Employee is receiving in connection with the performance of his duties hereunder.

(e)    Relief and Enforcement. Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 8. It is the desire and intent of the parties hereto that the provisions of this Section 8 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect. However, to the extent that any part of this Section 8 may be found invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. Employee and the Company further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 8, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity, for any such breach or threatened breach. For purposes of this Section 8, references to the Company shall include the Company’s Affiliates. Following a Change in Control, the Company shall be responsible for all reasonable legal fees and related expenses that Employee may incur in connection with the enforcement or interpretation of this Agreement, or in connection with any dispute hereunder.
9.    General Provisions.
(a)    Amendments and Waiver. Other than pursuant to Section 4(d), (i) the terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, unless such modification or amendment is agreed to in writing and signed by Employee and by a duly authorized officer of the Company, and such waiver is set out in writing and signed by the party to be bound by waiver, and (ii) the failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.
(b)    Withholding and Deductions. With respect to any payment to be made to Employee, the Company shall deduct, where applicable, any amounts authorized by Employee, and shall withhold and report all amounts required to be withheld and reported by applicable law.
(c)    Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.
(d)    Survival. The termination of Employee’s employment shall not impair the rights or obligations of any party that have accrued prior to such termination or which by their nature or terms survive termination of the Term, including without limitation the Company’s obligations under Sections 5 and 6 and Employee’s obligations under Sections 7 and 8.

(e)    No Obligation to Pay. With regard to any payment due to Employee under this Agreement, it shall not be a breach of any provision of this Agreement for the Company to fail to make such payment to Employee if by doing so, the Company violates applicable law.
(f)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(g)    Entire Agreement; No Duplication or Elimination of Rights. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company, and consequently, without limiting the scope of the foregoing, all understandings and agreements preceding the date of execution of this Agreement and relating to such subject matter hereof are hereby null and void and of no further force and effect. Notwithstanding the foregoing: (i) the parties expressly acknowledge and agree that Section 7 of the 2010 Agreement, the 2012 Agreement, the 2015 Agreement, and the Fourth A&R Agreement shall survive and continue in full force and effect, and Employee shall abide by the terms of Section 7 of the 2010 Agreement, the 2012 Agreement, the 2015 Agreement, and the Fourth A&R Agreement as if such terms were incorporated herein; and (ii) for the avoidance of doubt, this Agreement shall not result in the duplication or elimination of any rights, compensation or benefits to which Employee may be (or become) entitled or vested under any employee compensation or benefit plan of the Company (including, without limitation, the Company’s Long Term Incentive Plan or any successor plan thereto, and any equity awards outstanding thereunder, but excluding any severance plan).
(h)    Successors and Assigns; Binding Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any of its Affiliates and Employee may direct payment of any benefits that will accrue upon death. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Agreement shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns.
(i)    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally or by courier, (ii) on the date receipt is acknowledged, if delivered by certified mail, postage prepaid, return receipt requested, or (iii) one day after transmission, if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, at:	Taylor L. Reid
402 Shadywood Drive
Houston, Texas 77057

If to the Company, at:	Oasis Petroleum Inc. Attn: Nickolas J. Lorentzatos
Executive Vice President & General Counsel
1001 Fannin Street, Suite 1500
Houston, Texas 77002

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
(j)    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its construction.
(k)    Assistance in Litigation. During the Term and for a period of four years following the Date of Termination, Employee shall, if given at least two (2) weeks’ notice, furnish such information and proper assistance to the Company or any of its Affiliates as may reasonably be required by the Company in connection with any litigation, investigations, arbitrations, and/or any other fact-finding or adjudicative proceedings involving the Company or any of its Affiliates, provided that if such assistance is requested after the Date of Termination: (i) such assistance not unreasonably interfere with Employee’s employment or other activities or endeavors; and (ii) such assistance not exceed forty hours in any twelve month period, unless otherwise agreed in writing by the parties. This obligation shall include, without limitation, to meet with counsel for the Company or any of its Affiliates and provide truthful testimony at the request of the Company or as otherwise required by law or valid legal process. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee and approved in advance by the Company in rendering such assistance (such as travel, parking, and meals but not attorney’s fees). In addition, following the Date of Termination, the Company shall pay the Employee $300/hr for his time in providing information and assistance in accordance with this Section 9(k).
(l)    Governing Law; Construction; Venue; Jury-Trial Waiver. The parties (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles, except where federal law may preempt the application of state law; (ii) agree that this Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties; (iii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Agreement or Employee’s employment; (iv) waive any objection to such venue; (v) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (vi) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.
(m)    Mutual Contribution. The parties to this Agreement have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the grounds that such party drafted the provision or caused it to be drafted.
(n)    Compensation Recoupment. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the compensation payable pursuant to this Agreement shall not be deemed fully earned or vested, even if paid or distributed to Employee, if such compensation or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback,” by Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s common stock is listed (the “Rules”). In addition, Employee hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by Company to comply with the requirements and/or limitations under the Act and the Rules or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) Company to revoke, recover, and/or clawback any compensation payable pursuant to this Agreement that is deemed incentive compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.
OASIS PETROLEUM INC.

By:    /s/ Nickolas J. Lorentzatos
Name:    Nickolas J. Lorentzatos
Title:    Executive Vice President & General Counsel

EMPLOYEE:

/s/ Taylor L. Reid
Taylor L. Reid

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